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                                                                  Exhibit 3.3A


                           CERTIFICATE OF RESTATED
                          ARTICLES OF INCORPORATION
                                     OF
                      AXIOHM TRANSACTION SOLUTIONS, INC.


     WILLIAM H. GIBBS and JANET W. SHANKS certify that:

     1. They are the President and Chief Executive Officer, and the Secretary, respectively, of AXIOHM TRANSACTION SOLUTIONS, INC. a California corporation.

     2. The Articles of Incorporation of this corporation, as amended to the date of the filing of this certificate, are restated as in Exhibit A attached hereto (the "Restated Articles of Incorporation").

     3. The Restated Articles of Incorporation have been duly approved by the Board of Directors. As this is a restatement pursuant to Section 910(b) of the California General Corporation Law which does not itself alter or amend the Articles of Incorporation in any respect, no approval of this restatement by the outstanding shares was required.

Each of the undersigned declares under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated:   1/7/98                          /s/ WILLIAM H. GIBBS
      ---------------                 --------------------------------------
                                       William H. Gibbs, President and Chief
                                       Executive Officer

Dated:   1/7/98                          /s/ JANET W. SHANKS
      ---------------                  --------------------------------------
                                       Janet W. Shanks, Secretary

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                     RESTATED ARTICLES OF INCORPORATION
                                     OF
                     AXIOHM TRANSACTION SOLUTIONS, INC.


                                     I
     The name of this corporation is Axiohm Transaction Solutions, Inc.

                                    II

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than a banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                   III

     (a) (i) This corporation is authorized to issue two classes of shares designated "Common Stock" and "Preferred Stock." The total number of shares which this corporation shall have authority to issue is Twenty-Nine Million Five Hundred Thousand (29,500,000), of which Twenty-Eight Million Five Hundred Thousand (28,500,000) shall be Common Stock and One Million (1,000,000) shall be Preferred Stock.

          (ii) The Preferred Stock authorized by these Articles of Incorporation shall be issued in series. The Board of Directors of this corporation is authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares of Preferred Stock constituting any series, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series, to determine the designation of any series and to fix the number of any series.

                                    IV

     (a) LIMITATION OF DIRECTORS' LIABILITY. The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     (b) INDEMNIFICATION OF CORPORATION AGENTS. The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of

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shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

     (c) REPEAL OR MODIFICATION. Any repeal or modification of the foregoing provisions of this Article IV shall not adversely affect any right of indemnification or limitation of liability of an agent of this Corporation relating to acts or omissions occurring prior to such repeal or modification.